EXHIBIT 3.25

CERTIFICATE OF ADMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

NE RESTAURANT COMPANY, INC.

NE Restaurant Company, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, to change the Corporation’s name to Bertucci’s Corporation and to amend Article First of the Certificate of Incorporation of the Corporation to effect the foregoing name change.

SECOND:  That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

  IN WITNESS WHEREOF, said NE Restaurant Company, Inc. has caused this certificate to be signed by Raymond P. Barbrick, its EVP, this 2nd day of August, 2001.

NE RESTAURANT COMPANY, INC.

By:	/s/ Raymond P. Barbrick

Raymond P. Barbrick, Executive VP

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION/OF CORPORATIONS

FIELD 05:00 PM 08/16/2001

010404784 - 2371641